Exhibit 10.2

Translation from French to English

SCHEDULE N°2

SPECIFICATIONS RELATING TO THE BACK-UP LINE ATTACHED TO THE FINANCING

AGREEMENT WITHOUT RECOURSE OF COMMERCIAL RECEIVABLES BY SUBROGATORY

TRANSFER

BETWEEN: OFFICE DEPOT BS, a French simplified limited company (SAS) with share capital of €148.568.500, whose registered office is located in SENLIS (60300), 126, avenue du Poteau, registered with the Trade and Companies Registry under number 324 559 970, represented by M. Michel Milcent, acting in his capacity as managing director, hereinafter referred to as the Client,

AND: FORTIS COMMERCIAL FINANCE, a French simplified limited company (SAS) with share capital of € 33,865,055 whose registered office is located at 30, Quai de Dion Bouton, PUTEAUX (92800), registered with the Trade and Companies Registry under number 342 227 576, represented by M. Olivier Dhuime, acting in his capacity as managing director, hereinafter referred to as FCF,

Article 1: Confirmed credit line “Back-Up” - Effective date of the Agreement - Termination

In the framework of the management of the financing of its business concern, the Client wished to dispose, which has been accepted by FCF, of a confirmed credit line without recourse based on commercial receivables, which can be activated upon the Client’s own initiative, and that is in this intent that the Agreement For The Financing Without Recourse of Commercial Receivables, hereafter “the Agreement”, has been concluded.

FCF grants the Client a confirmed credit line of Back-Up for a 3 month period, from date to date, which is renewed daily as from the date of signature of the present supplemental agreement.

Under the conditions of a favorable audit and the approval of its Credit Committee, FCF will be authorized to raise the period of confirmation of its commitment up to 6 months; in this case, the confirmation commission defined in article 4 hereafter shall be increased by 10 base points.

The Agreement is entered into for an unspecified term. Each party can terminate it subject to a 3-month notice. The termination of the Agreement implies the automatic termination of the Back-Up line.

Article 2: Activation/Deactivation of the Agreement

The Client may activate the Agreement at any time simply by sending to FCF a registered letter with acknowledgment of receipt (lettre recommandée avec accusé de réception).

The Agreement will be activated within 3 working days from the receipt of the Client’s demand for a credit line of up to €19,500,000 (nineteen million five hundred thousand euros) and within 10 working days for any amount beyond that sum and up to €60,000,000 (sixteen million euros). By exception, should the Client activate the Agreement in September 2009, and provided that the formalism of the transfers be respected, the above mentioned financing deadlines are reduced to 2 working days after the receipt of the transfer file, including in respect of the financing line of €60,000,000 (sixteen million euros).

Parties agree that, except on specific cases, the Client may activate or deactivate the Agreement for a minimum of 6 month-periods.

The Client can activate or deactivate the Agreement 10 working days before the end of each Client accountancy quarter, for the payment of a fee defined in article 4 to the present document. On an exceptional basis, the Client will have the option to activate or deactivate the Agreement before the expiry of a 6 month-period, for the payment of an increase of the activation/deactivation fee in accordance with the conditions stated at article 4 to the present document.

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Translation from French to English

On the date upon which the Agreement is deactivated, the Back Up facility will automatically come into force again.

Article 3: Audit fees

In order to enable the activation of the Agreement in the best possible conditions, the parties agree that the provisions of article 8-3 of the Agreement shall be effective upon signature of the present supplemental agreement.

The Client’s contribution to the quarterly audit costs fixed at €3,000 excluding VAT, shall be payable in advance, at the beginning of each civil quarter.

In case the Agreement is activated, its article 8.3 shall come into force. Consequently the present article 3 shall no longer be applied.

Article 4: « Back-Up » fees

The Client will pay an annual Back-Up fee, subject to VAT, composed of a commitment fee equal to 100 base points, and a confirmation fee equal to 30 base points, pursuant to the authorization as defined in the Agreement (€ 60,000,000 - sixty million - at this day), i.e. a total sum of €780,000 (seven hundred eighty thousand) per year, excluding VAT. It is specified that this fee is payable, on a prorate basis, only for the period during which the Agreement is not activated.

The Back-Up fee is payable by twelfth (65,000 - sixty-five hundred € excluding taxes) and in advance, on the 25th of each month. In case the Agreement is activated, the Back-Up fee is no more due as from the month of the first financing (availability of the funds). Exceptionally, on the 25th of a month, the Client can request that payment for the back up fee’s invoice of the following month be delayed for a period of 15 days (until the 10th of the following month).

Consequently the Back-up fee shall not be added up to the factoring fee in respect of the same month.

If the Agreement is not activated at the date of the 10th of the following month, the Client will have to pay the Back-Up fee due pursuant to the present month within the next 48 hours.

Activation / Deactivation fee: after the first activation of the Agreement, the Client will pay the amount of € 25,000 VAT excluded for each activation or deactivation of the Agreement. The amount of this fee will be increased by €15.000 VAT excluded in case when the activation/deactivation operates before the end of a 6 month-period.

Article 5: Miscellaneous

The provisions of article 11 and 13 of the Agreement shall apply.

OFFICE DEPOT BS SAS*	FORTIS COMMERCIAL FINANCE SAS*

* Company stamp and signature of an authorized person

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